EXHIBIT 99.1

For Immediate Release:

Steinway Appoints KPMG as Auditors

WALTHAM, MA — June 21, 2010 — Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, announced today that its Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  KPMG will replace Marcum LLP.

Dennis Hanson, Steinway’s CFO, said, “The recent sale of our prior audit firm’s New England practice to Marcum presented us with an opportunity to evaluate other firms.  KPMG offers our shareholders the resources of a Big Four accounting firm at a competitive price. We look forward to working with their team in the future.”

The Company and Marcum did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreement, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements.

About KPMG LLP

KPMG LLP, the audit, tax and advisory firm (www.us.kpmg.com), is the U.S. member firm of KPMG International Cooperative (“KPMG International”). KPMG International’s member firms have 140,000 professionals, including more than 7,900 partners, in 146 countries.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.  For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com